EXHIBIT 15






Pennsylvania Power Company
1 E. Washington Street
P. O. Box 891
New Castle, PA  16103

Gentlemen:

We are aware that Pennsylvania Power Company has incorporated by reference in its Registration Statements No. 33-47372, No. 33-62450 and No. 33-65156 its Form 10-Q for
the quarter ended March 31, 1998, which includes our report dated May 13, 1998 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

                                    Very truly yours,




                                    ARTHUR ANDERSEN LLP



Cleveland, Ohio
May 13, 1998

                             - 49 -